Exhibit 10(w)
Amendment to Nonqualified Deferred Compensation Plans

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”) changed the Federal income tax rules governing “nonqualified deferred compensation plans” within the meaning of Code section 409A(d)(1);

WHEREAS, General Electric Company (the “Company”) intends for any such “nonqualified deferred compensation plan” sponsored by the Company (collectively hereinafter, the “Plans”) to continue to provide tax deferral for participants on and after January 1, 2005 and to avoid application of any penalty or interest under Code section 409A;

WHEREAS, Code section 409A(a)(2) generally requires that distributions from the Plans on account of separation from service cannot be made to a "key employee" any earlier than six months after such key employee separates from service (the "Six-Month Rule");

WHEREAS, the Department of the Treasury has not issued guidance explaining the application of the Six-Month Rule, including the determination of who is a key employee; and

WHEREAS, in the absence of such guidance, it is advisable for the Company to amend and administer the Plans based on a reasonable interpretation of the Six-Month Rule;

NOW, THEREFORE, BE IT RESOLVED THAT, the Plans be, and hereby are, amended to incorporate the Six-Month Rule to the extent in the judgment of the Company such rule applies to the Plans;

FURTHER RESOLVED THAT, consistent with the foregoing resolution, the Plans shall be administered in such manner as is reasonably necessary, in the judgment of the Company, to comply with the Six-Month Rule; and

FURTHER RESOLVED THAT, the foregoing resolutions shall not apply to amend the provisions of any Plan or modify their administration to the extent they apply to employees represented by a union, except to the extent agreed to through collective bargaining with the union.